Exhibit 10.4
Consulting Agreement
This CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of June 1, 2023 (the “Effective Date”) by and between ADVERUM BIOTECHNOLOGIES, INC., a Delaware corporation with an address at 100 Cardinal Way, Redwood City, CA 94063 (the “Company”), and RICHARD BECKMAN, M.D., an individual (the “Consultant”).
Recitals
WHEREAS, the Company has a need for certain professional services, and Consultant desires to support Company by providing such professional services, as detailed in this Agreement;
NOW THEREFORE, intending to be legally bound, the parties hereby agree as follows:
1.Consulting Services.
1.1.Commencing on the Effective Date, the Company hereby retains Consultant, and Consultant hereby agrees to perform, consulting services for the Company as set forth herein. Upon Company’s request, Consultant agrees to devote his best efforts to provide the Company with consultation services pertaining to Consultant’s previous Chief Medical Officer duties and responsibilities, focusing in particular on external engagements, representing the Company at conferences and investor events, participating on investor calls, supporting regulatory interactions, advising on matters relevant to Consultant’s expertise and experience pertaining to patient safety and clinical trials, and otherwise supporting the LUNA Clinical Trial as the Company may request (the “Services”), in person, over the telephone, by Zoom or email or otherwise as requested by Company. Laurent Fischer, Peter Soparkar, and Linda Rubinstein are the Company employees authorized to request Services pursuant to this Agreement. During the Term (as defined at Section 8.2 below), Consultant shall devote such time as is requested by the Company (up to 40 hours per month, with any additional hours in a month compensated on an hourly basis in accordance with Section 2). During the Follow-On Term (as defined at Section 8.2 below), Consultant shall provide Services on an hourly basis as requested by the Company. Consultant will perform Services, and provide the results thereof, with the highest degree of professional skill and expertise.
1.2.Consultant currently holds various Company equity awards that were granted to Consultant during Consultant’s employment, as set forth on Exhibit A hereto (the “Equity Awards”). Since Consultant’s service as an employee and a consultant will be continuous, Consultant’s termination of employment will not constitute a termination of service for purposes of the Company’s applicable stock or equity plan (the “Plan”). Thus, vesting of the Equity Awards will not cease as of the Separation Date and will continue for the duration of the Term of Consulting Agreement, provided however that Consultant may not exercise any Equity Awards that vested during the Initial Term until the final day of the Initial Term, and if Consultant terminates this Agreement prior to the one (1) year anniversary date of the Effective Date, other than for Company’s default under Section 8.5 of this Agreement, Consultant automatically waives and relinquishes the right to exercise any Equity Awards that vested during the Initial Term, and such Equity

Awards shall be forfeited as of the date of such termination. Further, provided Consultant does not terminate this Agreement prior to the one (1) year anniversary date of the Effective Date, other than for Company’s default under Section 8.5 of this Agreement, the post-termination exercise period of Consultant’s vested stock options shall be extended as of such anniversary date for a period of twelve (12) months from the last day of the Term (as defined at Section 8.2 below). If Company terminates this Agreement for Consultant’s default under Section 8.5 of this Agreement, Consultant shall not be entitled to exercise any Equity Awards that vested during the Term and further, the extension of the post-termination exercise period shall be null and void. Consultant acknowledges that any stock options held by Consultant that are incentive stock options shall become nonqualified stock options as of the Effective Date due to this extension provision. Lastly, in the event this Agreement is terminated by Company due to a Change in Control, as defined at Exhibit B, all of the Equity Awards, including, without limitation, each stock option and restricted stock award, shall automatically, as of such termination, become vested and, if applicable, exercisable, and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one-hundred percent (100%) of the unvested shares of Company common stock subject to such equity award. Consultant’s Equity Awards shall continue to be governed by the Plan and all applicable grant notices and agreements except as provided herein.
2.Cash Compensation.
2.1. Initial Term. During the Initial Term, subject to the other terms of this Agreement, Adverum will pay Consultant a fixed monthly fee of $42,083.00. If, during the Initial Term, Consultant’s hours exceed forty (40) hours in any given month (the “Monthly Base Hours”), those hours in excess of the Monthly Base Hours shall be compensated at the rate of $600 per hour, except as modified below. In addition, provided Consultant timely enrolls for continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall directly pay the COBRA premiums for Consultant and his covered dependents for the Initial Term.
2.2. Follow-On Term. During the Follow-On Term as defined at Section 8.2, the Company will pay Consultant $600.00 per hour.
During the Term as defined at Section 8.2, payment of the fixed monthly fee for Services shall be paid automatically withing five (5) days of the end of the month in which the Services were performed, irrespective of how many hours the Company actually requests Consultant to work. Payment for time worked over 40 hours in a month and reimbursable expenses shall be made within thirty (30) days after the Company’s receipt of an invoice itemizing all time actually worked over 40 hours in a month (in 30-minute increments). For purposes of calculating and billing hours incurred for travel, against both the Base Monthly Hours and the excess hours, during both the Initial Term and the Follow-On Term, Consultant shall divide the actual travel hours incurred by fifty percent (50%). Reimbursable expenses incurred by Consultant must be approved in advance in writing by the Company Representative and as a condition to receipt of reimbursement of approved expenses, Consultant shall be required to submit to Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement. Consultant shall submit all invoices directly to the Company, Attn: Accounts Payable via e-mail at invoices@adverum.coupahost.com with a copy to dhouse@adverum.com. Business class air travel is authorized.
3.Independent Consultant. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will Company make deductions from Consultant’s fees for taxes or insurance (except as otherwise required by applicable law or regulation). Any payroll and employment taxes, insurance, and benefits imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant.
4.Recognition of Company’s Rights; Nondisclosure. Consultant recognizes that Company is engaged in a continuous program of research and development respecting its present and future business activities. Consultant agrees as follows:
4.1.At all times during the term of this Agreement and for seven (7) years thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Consultant’s performing requested Services for Company or is expressly authorized in writing by an authorized representative of Company. Consultant will only disclose Company’s Proprietary Information to those of its officers, employees or other agents who are directly involved with performance under this Agreement or who have a need to see such Proprietary Information to enable it to perform its obligations under this Agreement. It is understood that the Proprietary Information will remain the sole property of Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information including, but not limited to, having each employee, agent or representative of Consultant, if any, with access to any Proprietary Information execute a nondisclosure agreement containing provisions in Company's favor at least as restrictive with regards to Proprietary Information as Article 4 of this Agreement. Consultant will also notify Company, promptly and in writing, of any actual or suspected unauthorized use or disclosure of Proprietary Information. Consultant shall be responsible for the breach by any of its officers, employees, or agents of the obligations of confidentiality and non-use set forth herein.
4.2.The term “Proprietary Information” may include, without limitation: (a) intellectual property, such as, but not limited to, patents, patent applications, copyrights, copyright applications, and trade secrets and/or (b) other proprietary or confidential information, including without limitation (i) information regarding ideas, technology and processes (such as, but not limited to, assays, techniques, sketches, schematics, drawings, works of authorship, models, designs, inventions, know-how, technical documentation, equipment, algorithms, software programs, software source documents, formulae); (ii) information concerning or resulting from research and development projects and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); (iii) business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, customer lists, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and information regarding third parties, suppliers, customers, employees, investors or facilities); (iv) any information created using the foregoing Proprietary Information; and (v) any other information which is designated as “Confidential,” “Proprietary” or some similar designation Notwithstanding the foregoing, any information a reasonable person under the circumstances would understand to be confidential and proprietary to Company shall be considered the Proprietary Information. Proprietary Information may also include information previously disclosed to Consultant by third parties.
4.3.Proprietary Information shall not, however, include any information that Consultant can demonstrate by competent contemporaneous written proof: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (b) becomes publicly known and made generally available after disclosure by Company to Consultant through no action or inaction of Consultant; (c) is already in the possession of the Consultant at the time of disclosure by Company; or (d) is obtained by Consultant from a third party without a breach of any obligations of confidentiality. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because certain individual features are published or available to the general public or in the rightful possession of the receiving party unless the combination as a whole falls within any of the above exceptions.
4.4.Notwithstanding the provisions of Section 4.1, Proprietary Information may be disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction, provided that Consultant (a) provides notice of the requested disclosure to the Company as soon as reasonably practicable, and (b) cooperates fully with the Company to take all legally available steps to prevent or narrow such disclosure, including, without limitation, by seeking a protective order or confidential treatment. Consultant will restrict any required disclosure to only that portion of the Company’s Proprietary Information which Consultant is advised by legal counsel is legally required to be disclosed.
4.5.In addition, Consultant understands that Company has received and in the future will receive from third parties confidential or proprietary information (“Third party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant will hold Third party Information in the strictest confidence and will not disclose or use Third party Information, except in connection with Consultant’s performing requested Services for Company, or as expressly authorized in writing by an authorized representative of Company.

5.Intellectual Property Rights.
5.1.As used herein, “Intellectual Property” means: (a) any and all information, data, results, inventions and discoveries, whether or not patentable or copyrightable, made by Consultant individually or in conjunction with others in connection with the Services or based on any Proprietary Information, including, without limitation, all reports and other deliverables; (b) all modifications and/or improvements to the materials and any and all analogues, progeny, derivatives and/or reproducible and/or functional portions thereof made by Consultant individually or in conjunction with others, whether or not patentable; and (c) all intellectual property rights in and to all items described in clauses (a) and (b) above.
5.2.All Intellectual Property shall be the sole and exclusive property of the Company, and Consultant hereby assigns, and automatically will be deemed to have assigned, to the Company all Intellectual Property. Consultant shall promptly disclose to the Company any and all Intellectual Property. At the Company’s request and expense, Consultant shall undertake all further actions required to perfect the Company’s title to, and enjoyment of, such Intellectual Property.
5.3.Consultant hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, worldwide, freely transferable and sublicenseable, irrevocable, perpetual license under any and all intellectual property rights now or hereafter owned and/or controlled by Consultant to exercise, exploit and otherwise fully enjoy the Company’s rights in and to the Intellectual Property, including, without limitation, to research, develop, make, have made, use, sell, offer for sale and/or import products and/or services based on or incorporating any Intellectual Property or any modification or derivative thereof.
5.4.Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Intellectual Property without the Company’s prior written permission.
6.No Conflicting Obligation. Consultant represents that Consultant’s performance of all of the terms of this Agreement and the performing of the Services for Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any confidential information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement. During the Term of this Agreement Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement or with an employer in the ocular gene therapy space that competes with the Company with the direct or indirect development, manufacturing, sale, import or commercialization of products for use in treating wet AMD, Dry AMD or geographic atrophy, except as the Company specifically authorizes in writing in response to Consultant’s request (which the Company shall reasonably consider in good faith on a case-by-case basis).
7.No Improper Use of Materials. Consultant agrees not to bring to Company or to use in the performance of Services for Company any materials or documents of a present or former employer or client of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.
8.Term and Termination.
8.1.Initial Term. This Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of twelve (12) months after the Effective Date, unless earlier terminated as provided below (the “Initial Term”).
8.2.Follow-On Term. Following the Initial Term, the Agreement may be renewed on a monthly basis in writing signed by Consultant and an authorized executive of the Company (the “Follow-On Term”). During the Follow-On Term, Consultant shall provide Services on an hourly basis as requested by the Company. The Initial Term and the Follow-On Term shall, together, be the “Term” for purposes of this Agreement.
8.3.Termination By Consultant. During the Initial Term Consultant may only terminate this Agreement due to Company’s default or in the event of his death or disability. If Consultant terminates this Agreement due to default by the Company as set forth in Section 8.5, then the Company shall nonetheless pay the Consultant the fixed monthly fee and make the COBRA payments set forth in Section 2.1 through the Initial Term. Further, if Consultant terminates this Agreement due to default by the Company, Consultant shall be entitled to the equity awards provided for under Section 1.2 which would have otherwise vested during the Initial Term and the extension of the post-termination exercise period of Consultant’s vested stock options for a period of 12 months from what would have been the last day of the Initial Term had Company not defaulted.
8.4.Termination by the Company. If the Company terminates this Agreement for any reason other than Consultant’s default as set forth in Section 8.5, then the Company shall nonetheless pay the Consultant the fixed monthly fee and make the COBRA payments set forth in Section 2.1 of this Agreement through the Initial Term, Consultant shall be entitled to the equity awards that have vested during the consulting period prior to termination, and Consultant shall be entitled to the extension of the post-termination exercise period provided for at Section 1.2 of this Agreement. If the Company terminates due to Consultant’s default as set forth in Section 8.5, then Consultant shall not be entitled to any further compensation or equity from the Company and the Consultant shall have six months in which to exercise any equity vested prior to this Agreement.

8.5.Default by either Party. In the event a party materially breaches this Agreement or Consultant’s separation agreement with the Company (such breaching party, the “Defaulting Party”), then the non-breaching party (the “Non-Defaulting Party”) shall serve a notice of breach on the Defaulting Party within thirty (30) days after notice of such breach. Upon receipt of such notice, the Defaulting Party shall be obligated to cure such breach within five (5) business days. If the Defaulting Party does not cure such material breach or cannot cure such material breach within five (5) business days after receiving written notice of such breach, then such party shall be considered in default and the Non-Defaulting Party may terminate for default upon written notice to the Defaulting Party.
8.6.Survival. The obligations set forth in Articles 4, 5 and 10 through 14 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Company, and promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.
9.Compliance with Laws. All Services performed under this Agreement by Consultant will at all times be in compliance with all applicable laws, regulations and guidelines, including, without limitation, any import/export control laws and any labor laws, including all applicable national, state and local fair employment practices laws. Any clause required to be in a document of this type by any applicable law or administrative regulation having the effect of law shall be deemed to be incorporated herein. Consultant warrants that the goods and Services shall comply with all applicable laws, standards and regulations, whether governmental or industrial, in effect on the date of delivery or known in the industry to become effective after such date. Consultant’s performance under this Agreement shall comply with all applicable federal, state and local laws, rules and regulations and industry standards (collectively, “Regulatory Requirements”). Should any applicable Regulatory Requirements change during the term of this Agreement, Consultant will make every reasonable effort to satisfy the new Regulatory Requirements. In the event that compliance with such new Regulatory Requirements necessitates a change in this Agreement, Consultant will submit to the Company a revised technical and cost proposal for the Company’s acceptance prior to performing the Services. In the event of a conflict in applicable Regulatory Requirements, the Company, in consultation with Consultant, will designate the applicable Regulatory Requirements to be followed by Consultant in the performance of its Services. Consultant will be responsible for obtaining and maintaining, at its sole expense, all permits, licenses, authorizations, approvals and the like necessary for carrying out its obligations under this Agreement. Consultant will retain all applicable records in the manner and for the period required by the Regulatory Requirements or for a period of five (5) years, whichever is greater. During such period, if the Company notifies Consultant that it desires to receive such records, Consultant will promptly deliver such records to the Company or its designee. In the event that any governmental or regulatory authority or any entity representing such an authority (each, a “Regulatory Authority”) requests access to Consultant’s records, facilities and/or personnel, or conducts an unannounced inspection, in each case relating to Services provided in connection with this Agreement, then Consultant shall promptly notify the contact set forth in the Notice section by phone. The Company shall have the right to be present at any audit or inspection by a Regulatory Authority that relates to Services and Consultant shall notify the Company of any such audit or inspection in advance when such notice is possible.
10.Indemnification. The Company will indemnify and hold harmless Consultant from and against any and all liabilities, losses, claims, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any third party claim asserted against Consultant arising from Consultant’s Services, provided that Consultant has not breached any representation, warranty, covenant, or obligation of Consultant in this Agreement or otherwise engaged in any intentional misconduct or gross negligence.
11.Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to an affiliate or to any person or entity that succeeds to all or substantially all of the Company’s business to which this Agreement relates, whether by merger, acquisition or other means. Any assignment not in accordance with this Article 11 shall be void.
12.Legal and Equitable Remedies. Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information, the Company shall have the right to seek to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. The remedies provided under this Agreement are cumulative and are not exclusive of other remedies available to either party in law or equity.
13.Governing Law. This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California and without giving effect to conflict of laws principles.
14.Miscellaneous.
14.1.Entire Agreement, Modifications and Waiver. This Agreement is the product of both of the parties hereto, constitutes the entire agreement between such parties pertaining to the subject matter hereof, and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No waiver of any rights under this Agreement will be effective unless in writing signed by the party waiving such rights. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
14.2.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
14.3.Further Assurances. Consultant agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
14.4.Construction. Headings included herein are for convenience only, and shall not be used to construe this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have drafted the Agreement or authorized the ambiguous provision.
14.5.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement; and if any provision of this Agreement is held by a court to be unenforceable then the parties will ask the court making such determination to alter such provision so that it is valid and enforceable and to enforce it in its altered form for all purposes contemplated by this Agreement.
14.6.Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided that neither party may assign this Agreement, or any of its rights, remedies, obligations or liabilities hereunder, without the prior written consent of the other party, except that either party may assign the Agreement in conjunction with the merger, consolidation or sale of such party’s business or of all or substantially all of its assets. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.
14.7.Force Majeure. Except as otherwise herein provided, neither party shall be liable or deemed in default for failure to perform any duty or obligation that such party may have under this Agreement (other than a failure to make payment that is due and owing) where such failure has been occasioned by any act of terror, God, fire, inevitable accidents, war, civil unrest or any other cause outside the reasonable control of that party and occurring without its fault or negligence. The party whose performance has so been interrupted shall give the other party notice of the interruption and cause and shall use every reasonable means to resume full performance of this Agreement as soon as possible. In the event the period of non-performance exceeds sixty (60) days, the other party to this Agreement may terminate this Agreement without penalty immediately upon written notice of termination to the non-performing party.
14.8.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
In Witness Whereof, the parties hereto have entered into this Agreement by their duly authorized representatives as of the Effective Date.

RICHARD BECKMAN, M.D.		ADVERUM BIOTECHNOLOGIES, INC.
Signature:	/s/ Rick Beckman	Signature:	/s/ Laurent Fischer
Print Name:	Rick Beckman	Print Name:	Laurent Fischer, MD
Title:	Chief Medical Officer	Title:	President and CEO
Date:	2023-05-24 | 12:06:27 PDT	Date:	2023-05-24 | 12:13:23 PDT
Reviewed by ADVM Legal:

Exhibit A to Consulting Agreement

Equity Awards

Exhibit B to Consulting Agreement

(a)Change in Control. “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(ii)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
Notwithstanding the foregoing, in no event shall a transaction constitute a Change in Control unless such transaction also constitutes a “change in control event” within the meaning of Section 409A of the Code and the Treasury regulations promulgated thereunder.